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                                                                   Exhibit 99.4

                             BROKER DEALER LETTER

                              PECO ENERGY COMPANY

Offer to Exchange $250,000,000 5.95% First and Refunding Mortgage Bonds due 2011
                  Registered under the Securities Act of 1933 for All Outstanding Unregistered $250,000,000 First and Refunding Mortgage
                                Bonds due 2011.

                                                                 July    , 2002

To:  Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

   PECO Energy Company (the "Company") is offering to exchange (the "Exchange Offer"), upon and subject to the terms and conditions set forth in the
prospectus, dated July      , 2002 (the "Prospectus"), and the enclosed Letter
of Transmittal (the "Letter of Transmittal"), its $250,000,000 5.95% First and Refunding Mortgage Bonds due 2011 which have been registered under the Securities Act of 1933, as amended (the "Exchange Bonds"), for its outstanding $250,000,000 5.95% First and Refunding Mortgage Bonds due 2011 (the "Original Bonds"). The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated as of October 30, 2001, between the Company and the initial purchasers referred to therein.

   We are requesting that you contact your clients for whom you hold Original Bonds regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Original Bonds registered in your name or in the name of your nominee, or who hold Original Bonds registered in their own names, we are enclosing the following documents:

    1. Prospectus, dated July      , 2002;

    2. The Letter of Transmittal for your use and for the information of your clients;

    3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below), or if the procedure for book-entry transfer cannot be completed on a timely basis;

    4. A form of letter which may be sent to your clients for whose account you hold Original Bonds registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

    5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    6. Return envelopes addressed to Wachovia Bank, National Association, the Exchange Agent for the Original Bonds.

   Your prompt action is requested. The exchange offer will expire at     p.m.,
Eastern Standard time, on      , 2002, unless extended by the Company ("the
Expiration Date"). The Original Bonds tendered pursuant to the Exchange Offer
may be withdrawn at any time before     p.m., Eastern Standard time, on the
Expiration Date.

   The Company will not pay any fee or commission to any broker or dealer or to any other person (other than the Exchange Agent for the Exchange Offer). The Company will pay all transfer taxes, if any, applicable to the exchange of Original Bonds pursuant to the Exchange Offer, on the transfer of Original Bonds to it, except as otherwise provided in instruction 7 of the enclosed Letter of Transmittal. The Company may reimburse brokers, dealers, commercial banks, trust companies and other nominees for their reasonable out-of-pocket expenses incurred in forwarding copies of the Prospectus, Letter of Transmittal and related documents to the beneficial owners of the Original Bonds and in handling or forwarding tenders for exchange.

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   To participate in the Exchange Offer, a duly executed and properly completed
Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

   If holders of Original Bonds wish to tender, but it is impracticable for them to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "The Exchange Offer--Guaranteed Delivery Procedures."

   Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials should be directed to the Exchange Agent for the Original Bonds, at its address and telephone number set forth on the front of the Letter of Transmittal.

                                          Very truly yours,

                                          PECO Energy Company

Enclosures

   Nothing herein or in the enclosed documents shall constitute you or any other person as an agent of the Company or the Exchange Agent, or authorize you or any other person to use any document or make any statements on behalf of either of them with respect to the Exchange Offer, except for statements expressly made in the Prospectus or the Letter of Transmittal.

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